Exhibit 10.8

Theravance Biopharma, Inc. Amended and Restated 2013 Equity Incentive Plan (“the Plan”)

Irish Addendum

1.	Purpose and Eligibility

The purpose of this addendum to the Plan (the “Irish Addendum”) is to enable the Committee to grant Share Awards to certain Employees and full-time directors of the Company, any Parent, Subsidiary or Affiliate, who are based in Ireland.  Share Awards (which will be unapproved for Irish tax purposes) may only be granted under the Irish Addendum to employees and full-time directors of the Company, any Parent, its Subsidiaries or Affiliates.  Any person to whom a Share Award has been granted under the Irish Addendum is a “Participant” for the purposes of the Plan.

2.	Definitions

Definitions are as contained in Article 17 of the Plan, with the following addition:

“Employer” means the Company, Parent, Subsidiary or Affiliate (as relevant), who is the Participant’s Employer.

“Revenue Commissioners” means the Irish Revenue Commissioners.

“TCA” means the Taxes Consolidation Act 1997 (as amended) of Ireland.

3.	Terms

Share Awards granted pursuant to the Irish Addendum shall be governed by the terms of the Plan, subject to any such amendments set out below and as are necessary to give effect to Section 1 of the Irish Addendum, and by the terms of the individual Option, Restricted Share, Share Unit or SAR Agreement (as applicable) entered into between the Company and the Participant.

4.	Non-transferability of Awards

For the purposes of Section 14.4 of the Plan, no assignments of Share Awards under the Plan shall be permitted.

5.	Withholding Obligations
5.1

The Participant shall be accountable for any income tax, universal social charge and employee pay related social insurance liability which is chargeable on any assessable income deriving from the vesting, exercise, cancellation of, or other dealing in, the Share Award, Restricted Shares or Ordinary Shares acquired under the Plan.  In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Employer of the Participant in respect of the following (together, the “Tax Liabilities”):

(a)

any income tax liability which fails to be paid to the Revenue Commissioners by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under TCA referred to in it; and

(b)

any universal social charge and employee pay related social insurance liability which falls to be paid to the Revenue Commissioners by the Company (or the relevant employing Subsidiary) under the PAYE system.

5.2

Pursuant to the indemnity referred to in Section 5.1, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)

making a cash payment of an appropriate amount to the Company or relevant Employer whether by cheque, banker's draft or deduction from salary in time to enable the Company or relevant Employer to remit such amount to Revenue Commissioners before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

(b)

appointing the Company as agent and/or attorney for the sale of sufficient Ordinary Shares acquired pursuant to the Share Award to cover the Tax Liabilities and authorising the payment to the Employer of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant corporation in relation to such sale) out of the net proceeds of sale of the Ordinary Shares.

6.	Employment Rights
6.1

The Participant acknowledges that his or her terms of employment shall not be affected in any way by his or her participation in the Plan which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating any compensation or damages on the termination of his or her employment for whatever reason (whether lawful or unlawful, wrongful or unfair, in breach of contract or otherwise) which might otherwise be payable to him, and the Participant's terms of employment shall be deemed to be varied accordingly.  The benefit or prospective benefit under a Share Award shall not form any part of a Participant’s remuneration or count as a Participant’s remuneration for any purpose, shall not be pensionable and shall not give the Participant any rights or additional rights in respect of any pension scheme operated by the Company (or a Parent, Subsidiary or Affiliate).

6.2

This Plan is entirely discretionary and may be suspended or terminated by the Company at any time for any reason.  Participation in the Plan is entirely discretionary and does not create any contractual or other right to receive future grants of Share Awards, or benefits in lieu of Share Awards.  All determinations with respect to future grants will be at the sole discretion of the Company.  Rights under the Plan are not pensionable.

7.	Provision of Information
7.1

The Participant shall provide to the Company or to the Employer as soon as reasonably practicable such information as the Company or the Employer reasonably requests for the purpose of complying with its obligations (if any) under Section 897B of the TCA.

7.2

The Participant agrees that should he or she be or become a director or shadow director or secretary of any Subsidiary of the Company that is incorporated in Ireland (an “Irish Subsidiary”), the Participant shall notify the Irish Subsidiary in writing within five business days of receiving or disposing of a “disclosable interest” (within the meaning of and for the purposes of Chapter 5 of Part 5 of the Companies Act 2014 of Ireland) in the Company, or within five business days of the Participant becoming aware of the event giving rise to the notification requirement, or within five business days of the Participant becoming a director or shadow director or secretary if such a “disclosable interest” exists at the time.

8.	Personal Data
8.1	By accepting a Share Award, a Participant acknowledges, in respect of the processing and disclosure of the Participant’s personal data, that:
(a)

the Employer is required to collect, process and utilise the Participant’s personal data for purposes directly relevant to the Participant’s employment with the Employer, and, for the purposes of implementing, administering and managing the Plan and a Share Award, to disclose or transfer some or all of that personal data (which may include (but is not limited to) the Participant’s name, home address, telephone number, date of birth, PPS number, salary, nationality, job title, etc.), as necessary, to and between the Company, Parents,

Subsidiaries or Affiliates (together, “Group Entities”) or to any third party engaged to assist with the administration of the Plan or a Share Award;

(b)

the Employer, a Group Entity and any such third party may utilise such personal data for the purpose of implementing, administering and managing the Plan and/or a Share Award, provided that such personal data shall be kept confidential and shall not be used by the third party for any purposes not related to the administration of the Plan and/or a Share Award;

(c)

the Employer, a Group Entity and any such third party may be located in the European Economic Area (the “EEA”) or outside of the EEA and the personal data may be transferred within the EEA or outside of the EEA for the purpose of implementing, administering and managing the Plan and/or a Share Award (in which case the transfer shall be governed by “standard contractual clauses” or equivalent measures required under the European Union’s data protection laws);

(d)

the Participant’s personal data may be processed and disclosed by and to any future purchaser of the Employer (or of a Group Entity or of their respective undertakings or any parts thereof) for the purpose of implementing, administering and managing the Plan and/or a Share Award and/or confirming the Participant’s entitlement to this award where such entitlement is relevant to such purchase;

(e)

the purposes described in this section for the processing of the Participant’s personal data are necessary for implementing, administering and managing the Plan and/or a Share Award or are otherwise necessary for the legitimate interests of the Employer, a Group Entity or any such third party in connection with the implementing, administering and managing the plan and/or a Share Award;

(f)	the Participant’s personal data will be retained for the life of the Plan and for such time afterwards as is necessary to address any potential claims;
(g)

should the Participant exercise certain data subject rights in relation to the Participant’s personal data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to implement, administer and manage a Share Award and, in that case, the Share Awrad shall lapse and the Participant shall be deemed to have waived (without any right to compensation or damages) any right to the Share Award; and

(h)	further details on processing of personal data by the Employer are set out in the Theravance Biopharma Employee Privacy Notice.
9.	Securities Law

Where a Share Award is deemed to be an offer of securities to the public in Ireland, Article 1(4)(i) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (the “Prospectus Regulation”) provides, among others, an exemption (the “Exemption”) from the obligation to publish a prospectus if the securities are offered to existing or former directors or employees by their employer or by an affiliated undertaking provided that a document is made available containing information on the number and nature of the securities and the reasons for and details of the offer.  Accordingly, in reliance on the Exemption, no prospectus has been prepared or filed with any competent regulatory authority in the EEA in relation to offers made to existing or former directors or employees by the Employers or any Group Entity pursuant to the Plan, and no such prospectus has been approved and/or published in the EEA.  The notice and agreement in respect of the Share Award, together with the text of the Plan and the Irish Addendum, shall together contain the information that must be made available in order to avail of the Exemption, namely information on the number and nature of the securities and the reasons for and details of the offer.